Exhibit 1.6

FOR IMMEDIATE RELEASE

CDC Software Makes Progress in Client Wins in China with Existing and
Recently Acquired Software Products

New contracts realizing cross-selling opportunities, demonstrating commitment to introduction of world-class software products to the rapid growth China market place, particularly in the manufacturing sector

Hong Kong, January 21, 2004 CDC Software, a wholly owned subsidiary and software unit of chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com, a leading integrated enterprise software and mobile applications company in China and internationally, today announced it has made progress in securing new clients for software products including Enterprise Resources Planning (“ERP”), Business Intelligence (“BI”) and Human Resources and Payroll (“HRP”) for enterprises in China, particularly focused on the manufacturing industry. For the quarter ended December 31, 2003, over 40 new software licenses were sold, of which half are for companies in the manufacturing sector, using CDC Software’s in-house developed HRP software products as well as recently acquired Executive Suite and to-be- acquired iRenaissance of Ross Systems.

Steve Collins, Managing Director of CDC Software, said, “We are pleased to conclude a strong Q4 2003 in terms of client wins in the region, particularly in China where demand for ‘mission-critical’ software solutions is increasing. New customers secured in Q4 2003 include local and multi-national enterprises from various industries such as automotive, petrochemical, food processing and, in particular, manufacturing for both the domestic and export markets.”

Recent new licenses sold to CDC Software’s existing customers, Raybestos Friction Products (Suzhou) Co., Ltd. (“Raybestos”), a leading supplier of brake components to the automotive industry, and ASIMCO, a leading China-based automotive components manufacturer, demonstrate CDC Software’s commitment to realizing cross-selling opportunities with its recently acquired software products.

CDC Software signed an agreement with Raybestos to provide iRenaissance, Ross Systems’ flagship ERP software product, for implementation at Raybestos’ operation in China. iRenaissance Modules to be provided to Raybestos include the areas of finance, distribution and manufacturing, PRC statutory reporting, which meets the statutory and tax reporting requirements in China, and plant maintenance. In addition, CDC Software will provide implementation and training services to Raybestos, as well as support and software maintenance services.

CDC Software also signed an agreement with ASIMCO, whereby CDC Software will provide ASIMCO with Executive Suite, a leading financial performance management and BI application based on Microsoft technology. ASIMCO will deploy Executive Suite to automate the budgeting and planning process as well as the financial consolidation and analysis of its 14 operations in China as well as its 2 manufacturing facilities in the US, and will implement all

FOR IMMEDIATE RELEASE

Executive Suite modules including Executive Reporting, Executive Budgeting & Planning and Financial Consolidation.

“The new contracts we signed for the iRenaissance and Executive Suite products demonstrate our commitment to introducing world-class software products to the rapid growth China market, especially in the manufacturing sector which is one of our focus areas in the enterprise software space. These new contracts realize the cross-selling opportunities and the synergies developed through the acquisition of Executive Suite and the pending acquisition of Ross Systems with our existing product portfolio and customer base,” added Mr. Collins.

“We are very impressed by CDC Software’s in-depth knowledge in the manufacturing industry and their capability to provide software solutions that meet their client needs,” commented Yang Han Bing, General Manager of Raybestos Friction Products (Suzhou) Co., Ltd. “As a leading supplier of brake components in China, our products have to comply with our German parent company quality standards. It is critical for us to deploy our back-end ‘mission-critical’ enterprise solutions that adhere to international standards. iRenaissance will provide a comprehensive, user-friendly ERP solution that meets our requirements.”

“We found Executive Suite meets our requirements for both consolidated financial reporting and business analysis. It provides a comprehensive solution that gives us flexibility for future growth as well as our intention to extend the usage of this tool to our 14 plants in China as well as our operations in the US,” commented Michael Cronin, Executive Vice President of ASIMCO.

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About CDC Software

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has over 1,000 employees with operations in over 14 countries.

CDC Software, a wholly owned subsidiary, is focused on providing Enterprise Resource Planning (“ERP”) software and solutions in China, as well as internationally. Recently it completed the acquisition of a controlling stake in Industri-Matematik International (“IMI”), an international provider of mission critical SCM software for multinationals and large enterprises, based in New Jersey, U.S. with key operations in the U.S and Europe. It also owns Executive Suite, a sophisticated Business Intelligence (“BI”) tool with advanced financial analytics functionality based on Microsoft technology, and has invested in CIP Software, a European-based software company with exclusive distribution rights for Executive Suite in Europe, the Middle East and Africa. In addition, the company has established strategic partnerships with leading international software vendors to localize and resell their software products throughout the Asia Pacific region. It currently has over 1,000 customer site installations and 600 enterprise customers in China and internationally. The company recently announced the intention to acquire Ross Systems, Inc. (“Ross”), a NASDAQ-listed global provider of enterprise software for process manufacturers based in Atlanta, Georgia, U.S. with significant subsidiary operations in Western

FOR IMMEDIATE RELEASE

Europe and Pivotal Corporation (“Pivotal”), a NASDAQ-listed Customer Relationship Management company with clients worldwide based in Vancouver, Canada. The company expects to conclude the acquisitions of Ross and Pivotal by no later than the first half of calendar year 2004, subject to the respective approvals of Ross’ and Pivotal’s shareholders and certain regulatory approvals.

CDC Outsourcing, a wholly owned subsidiary, aims to take advantage of the global trend of companies looking to outsource to China by positioning its CMM (Capability Maturity Model) Level 3 certified Software Development Center’s capabilities as an outsourcing conduit for economical, high-quality software development for the large customer base of our acquired companies. Its current outsourcing capability includes operations in the United Kingdom, Australia, and the US, with some 350 consultants, complemented by a partnership with vMoksha in India with over 500 more outsourcing staff servicing software companies internationally.

For more information about chinadotcom corporation, CDC Software and CDC Outsourcing, please visit the Web site http://www.corp.china.com.

About Raybastos Friction Products (Suzhou) Co. Ltd

Raybastos Friction Products (Suzhou) Co. Ltd is a leading provider of brake components in China and a wholly owned subsidiary of the Raybestos Group based in Germany. The current production capacity of 5 million facings for car and commercial vehicles will be expanded to meet increasing demand. The worldwide automotive industry is supplied with clutch facings from Suzhou, China, of which the most notable representative is Shanghai Volkswagen.

About ASIMCO

ASIMCO is a large scale internationally owned and managed automotive components company. It controls and operates 14 majority owned manufacturing facilities in China as well as two manufacturing facilities and a sales office in the US. In 2001, ASIMCO was named one of the top 10 employers in China in a study conducted by the Asian Wall Street Journal and the Far Eastern Economic Review.

Safe Harbor Statements

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on chinadotcom management’s current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to chinadotcom as of the date of the press release, and it assumes no obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise. Further information on risks or other factors that could affect chinadotcom’s results of operations is detailed in its filings with the United States Securities and Exchange Commission, including the Annual Report for the year ended December 31, 2002 on Form 20-F filed on June 16, 2003 and the Form 6-K filed on October 3, 2003 which contain revised and updated sections of the Form 20-F.

FOR IMMEDIATE RELEASE

For further information, please contact:

Media Relations

Jane Cheng, Public Relations Manager
Tel: (852) 2961 2750
Fax: (852) 2571 0410
e-mail: jane.cheng@hk.china.com

Investor Relations

Craig Celek, US, VP, Investor Relations
Tel: 1 (212) 661 2160
Fax: 1 (973) 591 9976
e-mail: craig.celek@hk.china.com

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